EXHIBIT 10.1



DESCRIPTION OF INCENTIVE PLAN OF THE COMPANY



Incentive Plan

In 1993, the Company adopted a comprehensive Incentive Compensation Plan, which provides annual incentive compensation to all eligible employees of the Company and its subsidiaries. The Plan was effective January 1, 1994 for all officers and on July 1, 1994 for all non-officer employees of the Company and its subsidiaries. Incentive compensation is based upon three criteria, including overall financial performance of the Company or the respective subsidiary, the achievement of work group or departmental goals, and individual job performance. The proportional weighting of criteria is dependent upon the participants job responsibilities and their ability to effect the performance of the subsidiary or Company as a whole. Incentive award opportunities are expressed as a percentage of the participant's base salary.